Exhibit 99.1

Jerash Holdings Provides Business Updates

Fairfield, New Jersey – March 25, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today provided an update on its business operations. The country of Jordan has announced a shutdown of non-essential activities as part of its proactive national efforts to limit the spread of COVID-19.

Jerash believes that much of its production work for the March quarter had been completed prior to the shutdown order, with its factories producing primarily for April shipments at the time the shutdown was implemented. The timing of revenue recognition may be affected for a limited number of pieces that were being prepared for transit in late March, and Jerash is evaluating possible options to address this issue.

Jerash has maintained close contact with government officials during this period and taken a nationally recognized leadership role in implementing workplace safety actions to continue to protect its workforce. The Company continues to discuss closely with the government with regard to when its production can be re-opened.

“The Jordanian national government is drawing on best practices seen in other countries to mitigate the spread of COVID-19, including an early and aggressive shelter in place action that has been helpful in slowing the progression of cases in several countries,” said Samuel Choi, Chairman and CEO of Jerash Holdings. “We fully support these actions in the interest of safety for all Jordanians, our workforce, and their families. Jerash is doing its part to fully support and comply with these mandates, as well as take additional measures to ensure the safety and well-being of our employees during this challenge. Jerash has also been recognized by the Jordanian government as a model in workplace actions to protect against the spread of COVID-19, and we look forward to re-opening full production once the government provides clearance to do so.”

Jerash also stated that it is maintaining a strong balance sheet, which included $27.8 million in cash, $14.1 million of inventory prepared against existing customer purchase orders and accounts receivable of $10.0 million at December 31, 2019.

“We believe our balance sheet and efficient operations place Jerash on sound footing to adapt as needed during the global COVID-19 challenges,” said Gilbert Lee, Chief Financial Officer. “We recognize that there may be some disruption in the timing of shipments on our current schedule, but remain committed to resuming full production status for our customers as soon as possible. We believe our high quality, cost-saving duty-free import status and on-time delivery reputation matter now more than ever as companies work to navigate challenges in their supply chain. We are ready to meet these challenges and ensure our customers receive all needed production at the best possible total cost of goods, including the full benefit of our duty-free import capabilities.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, etc.). Its production facilities comprise five factory units and three warehouses and it currently employs approximately 4,000 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact Information:

Matt Kreps, Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com